Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces Positive Results for Ampion in Osteoarthritis of the Knee Clinical Trial

Ampion Study Meets Primary Endpoint with High Statistical Significance; All Primary Study Objectives were Achieved

GREENWOOD VILLAGE, Colo., Aug. 14, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced positive results from the SPRING study (clinicaltrials.gov NCT01839331) of Ampion for the treatment of osteoarthritis of the knee (OAK). In this study of 329 patients, patients treated with a single intra-articular injection of Ampion achieved a clinically meaningful reduction in pain.

The SPRING study, was a randomized (1:1:1:1), double-blind, vehicle controlled trial designed to evaluate the safety and efficacy of Ampion in OAK patients. Patients were randomized to receive one of two doses (4 mL or 10 mL) of Ampion or corresponding saline control via intra-articular injection. The primary study objective was to evaluate the relative efficacy of Ampion 4 mL versus Ampion 10 mL. The primary endpoint was mean change in pain from baseline for Ampion compared to the same volume of saline. Secondary endpoints included evaluating safety and quality of life, as well as, stiffness and function.

Ampion dose cohorts experienced statistically significant reductions in pain compared to control. There were no significant differences between the efficacy of the two Ampion doses. Selection of the optimal dose for the second Phase 3 trial will be decided in consultation with the U.S. Food and Drug Administration (FDA).

Michael Macaluso, Chairman and Chief Executive Officer, said, “We are very pleased with the results of the trial. Both doses of Ampion provided osteoarthritis patients with pain relief. The broad inclusion criteria for the trial reflected a real world application of this biologic to a diverse patient population, making these results even more impressive. This should greatly encourage the enormous population of patients afflicted with OAK and the physicians who treat them.”

A brief summary of the combined Ampion topline results are as follows:

•	Patients receiving Ampion achieved significantly greater reduction in pain (WOMAC A) from baseline to 12 weeks compared to saline vehicle control (p = 0.0038).

•	Patients receiving Ampion experienced, on average, a greater than 40% reduction in pain from baseline.

•	Patients receiving Ampion also achieved significantly greater improvement in function (WOMAC C) from baseline to 12 weeks compared to saline vehicle control (p = 0.044).

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Patients receiving Ampion also demonstrated significantly greater improvement in overall quality of life measures (Patient Global Assessment) from baseline to 12 weeks compared to saline vehicle control (p = 0.012).

•	Clinical efficacy defined as pain reduction was evident as early as four weeks after the injection (p = 0.025) and continued to show improvement through 12 weeks (p = 0.0038).

•	Ampion was well tolerated with minimal adverse events (AEs) reported in the study. AEs were well balanced between Ampion and control groups. There were no drug-related serious adverse events (SAEs).

“This [result] is fantastic,” stated Dr. Brian McGrath, principal investigator and orthopedic surgeon at University Orthopedics Services in Amherst, New York. “These results highlight the strong possibility that it may soon be possible to offer patients an effective [injectable] therapy.”

Dr. Nathan Wei, rheumatologist at Arthritis Treatment Center in Frederick, Maryland, said, “I was pleasantly surprised at the positive response rate in patients with otherwise intractable osteoarthritis of the knee. I am also hoping to study Ampion injections into the base of the thumb and base of the toe for which there is no current therapy.”

“I am very excited to participate in the Ampion osteoarthritis trial as this field of research seems to be finally making a difference for patients just as rheumatoid research did ten years ago,” said Dr. John Ervin, Medical Director at The Center for Pharmaceutical Research in Kansas City, Missouri.

Mr. Macaluso further noted “Investigators will continue to monitor the Ampion-treated patients because the data suggest improvement in pain and function beyond the 12 week primary endpoint. Detailed 12 week data analysis from the SPRING study will be released following discussions with the FDA and will be presented at upcoming medical conferences.”

About Ampion

Ampion, also known as aspartyl-alanyl diketopiperazine or DA-DKP, is an endogenous immunomodulatory molecule derived from the N-terminus of human serum albumin (HSA). It appears to have a significant role in the homeostasis of inflammation. DA-DKP is believed to reduce inflammation by suppressing pro-inflammatory cytokine production in T-cells. The non-steroidal, low molecular weight, anti-inflammatory biologic has the potential to be used in a wide variety of acute and chronic inflammatory conditions as well as immune-mediated diseases. Ampio is currently developing this drug as an intra-articular injection for the treatment of osteoarthritis of the knee.

About Osteoarthritis

Osteoarthritis is the most common form of arthritis, affecting over 27 million people in the United States. It is a progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. The incidence of developing osteoarthritis of the knee or hip over a lifetime is approximately 46% and 25%, respectively. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company focused on the rapid development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibition of specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level (ii) activation of a specific phosphatase or depletion of the available phosphate needed for the inflammation process and (iii) decreasing vascular permeability – an upstream event in the inflammation cascade.

Forward Looking Statement

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Investor Contact:

Rick Giles

Director of Investor Relations

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6530

Email: rgiles@ampiopharma.com